UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:  December 1, 2010

(Date of earliest event reported)

DEERE & COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-4121	36-2382580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One John Deere Place

Moline, Illinois 61265

(Address of principal executive offices and zip code)

(309) 765-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events

The following is the text of a press release issued by Deere & Company December 1, 2010.

FOR IMMEDIATE RELEASE: December 1, 2010

For More Information:

Ken Golden

Director, Global Public Reputation Strategy

Deere & Company

309-765-5678

Deere & Company Raises Dividend

MOLINE, IL (December 1, 2010) – The Deere & Company Board of Directors today increased the company’s dividend to $.35 a share on common stock. The dividend is payable February 1, 2011 to stockholders of record on December 31, 2010. The new quarterly rate represents an increase of 5 cents per share over the previous level – an increase of approximately 17 percent.

“Deere & Company has consistently displayed its objective to create shareholder value over the long term,” said Samuel R. Allen, chairman and chief executive officer. “Today’s announcement emphasizes that we remain confident in the future direction of the company as Deere sharpens its strategic focus and concentrates its resources on growing our core equipment businesses around the world.”

Since early 2004, the company has increased its quarterly dividend on eight separate occasions including today’s announcement.

Certain statements in this report are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to future events and financial performance. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated (expressed or implied) by such forward-looking statements, because of, among other things, the risks and uncertainties found in the Company’s press releases and other SEC filings, including the risk factors identified under the heading “Risk Factors” in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s most recent Annual Report on Form 10-K, as well as the Company’s Quarterly Reports on Form 10-Q.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEERE & COMPANY

By	/s/ Paul Wilczynski
Paul Wilczynski
Assistant Secretary

Dated:  December 1, 2010